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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Furniture Brands International, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 33-65714, 333-6990, 333-39355, 333-80189, 333-100133 and 333-130322) on Form S-8 of Furniture Brands International, Inc. of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Furniture Brands International, Inc. as of December 31, 2007 and 2006, the related consolidated statements of operations, shareholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007, the related financial statement schedule, and the effectiveness of the internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Furniture Brands International, Inc..

        As discussed in Note 10 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes", effective January 1, 2007. As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 123 (Revised 2004), "Share Based Payments", effective January 1, 2006. As discussed in Note 11 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans", effective December 31, 2006.

/s/ KPMG LLP

St. Louis, Missouri
February 29, 2008

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  Exhibit 23